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  Exhibit 10.4

AMENDMENT NO. 2 TO
RECEIVABLES TRANSFER AGREEMENT
(Arcadia Receivables Finance Corp. V)

    AMENDMENT NO. 2 (this "Amendment"), dated as of October 7, 1999, TO RECEIVABLES TRANSFER AGREEMENT, dated as of October 16, 1998, by and among ARCADIA RECEIVABLES FINANCE CORP. V, a Delaware corporation, as seller (together with its successors and assigns in such capacity, the "Seller"), ARCADIA FINANCIAL LTD., a Minnesota corporation, individually and as servicer (together with its successors and assigns in such capacity, the "Servicer"), PARK AVENUE RECEIVABLES CORPORATION, a Delaware corporation, as purchaser (together with its successors and assigns in such capacity, "PARCO"), and THE CHASE MANHATTAN BANK, a New York banking corporation, as back-up servicer (in such capacity, the "Back-Up Servicer") and as funding agent for the benefit of PARCO and the several APA Banks from time to time (together with its successors and assigns in such capacity, the "Funding Agent").

WITNESSETH:

    WHEREAS, PARCO, the Funding Agent, the Seller, the Servicer and the Back-Up Servicer have entered into a Receivables Transfer Agreement, dated as of October 16, 1998, as amended by Amendment No. 1 thereto dated as of November 23, 1998 (as amended, supplemented or otherwise modified and in effect from time to time, the "Agreement");

    WHEREAS, the parties hereto wish to amend the Agreement as hereinafter provided.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

    SECTION 1. Defined Terms. Unless otherwise defined herein, the terms used herein shall have the meanings assigned to such terms in, or incorporated by reference into, the Agreement. For all purposes of this Agreement, "Effective Date" shall mean the first day on which (i) each of PARCO, the Funding Agent, the Seller, the Servicer and the Back-Up Servicer receives executed counterparts of this Amendment and (ii) prior notice has been provided to the Rating Agencies.

    SECTION 2.  Amendments to Agreement.

    The Agreement is hereby amended, effective on the Effective Date, as follows:

    (a) Section 1.1 of the Agreement shall be amended by inserting the following definitions in alphabetical order therein:

      "Applicable Margin" means (i) from the date of occurrence of a PARCO Wind-Down Event until the 30th day following such date, for any portion of the Net Investment that is less than $50,000,000, a rate per annum equal to 1%, (ii) from the date of occurrence of a PARCO Wind-Down Event until the 30th day following such date, for any portion of the Net Investment that is equal to or greater than $50,000,000, a rate per annum equal to 2.25% and (iii) on and after any such 30th day, if there is any Net Investment outstanding, a rate per annum equal to 2.25% on the entire Net Investment, provided that, if there is any Net Investment outstanding on or after the Final Termination Date, the Applicable Margin shall be a rate per annum equal to 3%.

      "Net Worth and Subordinated Indebtedness" means, as of any date with respect to AFL, the sum of (i) total shareholders' equityplus (ii) the aggregate amount of all subordinated Indebtedness of AFL, in each case that would appear on the consolidated balance sheet of AFL were it to be prepared on such date in accordance with GAAP.

    (b) Section 1.1 of the Agreement shall be amended by deleting the definitions of "Commitment Expiry Date", "Fee Letter" and "Final Termination Date" in their entirety and by replacing them, in alphabetical order, with the following:

      "Commitment Expiry Date" shall mean the earliest to occur of (i) the date on which all amounts due and owing to PARCO and the APA Banks under the Receivables Transfer Agreement and the other Facility Documents have been indefeasibly paid in full, (ii) the date on which the Aggregate Commitment has been reduced to zero, and (iii) January 15, 2000 (as may be extended for an additional period of time not exceeding 364 days from time to time in writing by PARCO, the Funding Agent and the APA Banks).

      "Fee Letter" means that certain Amended and Restated Letter Agreement, dated as of October 7, 1999, between the Seller and the Funding Agent, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

      "Final Termination Date" means January 15, 2000, as such date may be extended for an additional period of time not exceeding 364 days in accordance with Section 9.1(b).

    (c) Section 1.1 of the Agreement shall be amended in the definition of "Advance Percentage" by inserting the word "senior" in clause (b) before each occurrence of the words "long-term debt rating of AFL".

    (d) Section 1.1 of the Agreement shall be amended in the definition of "Eurodollar Rate" by deleting the words "a rate which is 0.80% in excess of" in the second and third lines and by inserting the words "plus (C) the Applicable Margin" at the end of such definition.

    (e) Section 1.1 of the Agreement shall be amended in the definition of "Net Yield" by deleting the words "(ii) the LIBOR margin of 0.80%" and by replacing them with the words "(ii) the Applicable Rate (as defined in the Fee Letter) or the Applicable Margin, as applicable".

    (f) Section 1.1 of the Agreement shall be amended in the definition of "Special Charge" by inserting the words "or against the equity of such Person" prior to the parenthetical.

    (g) Section 7.1(e) of the Agreement shall be amended by deleting such subsection in its entirety and by replacing it with the following:

      (e) the Weighted Average Credit Score is less than 600 or the average of all LTV's for the Purchased Receivables is greater than 95%;

    (h) Section 7.1(i) of the Agreement shall be amended by deleting the reference to "5,000,000" and by replacing it with "1,000,000".

    (i) Section 7.1(o) of the Agreement (as previously amended by Amendment No. 1 to the Agreement dated as of November 23, 1998) shall be further amended by deleting the words "five (5) Business Days" and by replacing them with the words "one (1) Business Day".

    (j) Section 7.1(t) of the Agreement shall be amended by deleting the reference to "$50,000,000" and by replacing it with "$10,000,000".

    (k) Section 7.1(u) of the Agreement shall be amended by inserting the word "senior" immediately before the words "long-term debt rating of AFL".

    (l) Section 7.1(v) of the Agreement shall be amended by deleting the period at the end thereof and by inserting a "; and" in its place.

    (m) Section 7.1 of the Agreement shall be amended by inserting the following paragraph after clause (v):

      (w) the Net Worth and Subordinated Indebtedness of AFL shall be less than $300,000,000 as of any date.

    SECTION 3.  Notice Waiver.  The parties hereto hereby agree to waive the notice provisions of Section 9.1(b) as they relate to the definition of "Final Termination Date" as amended hereby.

    SECTION 4.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

    SECTION 5.  Consents; Binding Effect.  The execution and delivery by PARCO, the Funding Agent, the Seller, the Servicer and the Back-Up Servicer of this Amendment shall constitute the written consent of each of them to this Amendment. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

    SECTION 6.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

    SECTION 7.  Severability of Provisions.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    SECTION 8.  Captions.  The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

    SECTION 9.  Agreement to Remain in Full Force and Effect.  Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. This Amendment shall be deemed to be an amendment to the Agreement. All references in the Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import, and all references to the Agreement in any other agreement or document shall hereafter be deemed to refer to the Agreement as amended hereby.

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    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Receivables Transfer Agreement to be executed as of the date and year first above written.

ARCADIA RECEIVABLES FINANCE CORP. V. as Seller
By:	/s/ JOHN WITHAM Name: John Witham Title: EVP, CFO
ARCADIA FINANCIAL LTD. individually and as Servicer
By:	/s/ JOHN WITHAM Name: John Witham Title: EVP, CFO
PARK AVENUE RECEIVABLES CORPORATION, as purchaser
By:	/s/ ANDREW L. [ILLEGIBLE] Name: Andrew L. [illegible] Title: President
THE CHASE MANHATTAN BANK, as Funding Agent
By:	/s/ JENNIFER [ILLEGIBLE] Name: Jennifer [illegible] Title: [illegible]
THE CHASE MANHATTAN BANK, as Back-Up Servicer
By:	/s/ JENNIFER RICHARDSON Name: Jennifer Richardson Title: Assistant Vice President
THE CHASE MANHATTAN BANK, as AFA Bank
By:	/s/ [ILLEGIBLE] Name: Title:

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AMENDMENT NO. 2 TO RECEIVABLES TRANSFER AGREEMENT (Arcadia Receivables Finance Corp. V)